Exhibit 99.1

5300 Town and Country Blvd., Suite 500
Frisco, Texas 75034
Telephone: (972) 668-8800
Contact: Roland O. Burns
Sr. Vice President and Chief Financial Officer
Web Site: www.comstockresources.com

NEWS RELEASE

For Immediate Release

COMSTOCK RESOURCES, INC. ANNOUNCES
SENIOR NOTES OFFERING

FRISCO, TEXAS, May 31, 2012 – Comstock Resources, Inc. ("Comstock" or the "Company") (NYSE: CRK) announced today that it intends to offer $250 million in aggregate principal amount of senior notes due 2020, subject to market and other conditions.  The offering will be made by means of an underwritten public offering pursuant to an automatic shelf registration statement filed with the Securities and Exchange Commission.  Comstock intends to use the net proceeds of the proposed offering to repay outstanding borrowings under its bank credit facility.

Merrill Lynch, Pierce, Fenner & Smith Incorporated, BMO Capital Markets Corp. and J.P. Morgan Securities LLC, are acting as joint book-running managers, with BB&T Capital Markets, a division of Scott & Stringfellow, LLC, BOSC, Inc., Comerica Securities, Inc., Global Hunter Securities, LLC, IBERIA Capital Partners L.L.C., Lloyds Securities Inc., Mitsubishi UFJ Securities (USA), Inc., Natixis Securities Americas LLC, Scotia Capital (USA) Inc., SunTrust Robinson Humphrey, Inc. and U.S. Bancorp Investments, Inc. acting as co-managers.

The offering may be made only by means of a prospectus and related prospectus supplement, copies of which may be obtained on the Securities and Exchange Commission’s website at www.sec.gov. Alternatively, the underwriters will arrange to send you copies of the prospectus supplement and the base prospectus if you request by contacting (i) Merrill Lynch, Pierce, Fenner & Smith Incorporated at 4 World Financial Center, New York, NY 10080 Attention: Syndicate Operations or by calling 800-294-1322 or emailing dg.prospectus_requests@baml.com, (ii) BMO Capital Markets Corp. at 3 Times Square, 28th Floor, New York, NY 10036, Attention: Maya Patel or by calling (212) 702-1882 or (iii) J.P. Morgan Securities LLC at 383 Madison Avenue, 3rd Floor, New York, NY 10179, Attention: Syndicate Desk or by calling (800) 245-8812.

This press release is neither an offer to sell nor a solicitation of an offer to buy any securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful. Such an offer can only be made by delivery of a prospectus that has been filed with the Securities and Exchange Commission.

This press release may contain "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995.  Such statements are based on management's current expectations and are subject to a number of factors and uncertainties which could cause actual results to differ materially from those described herein.  Although the Company believes the expectations in such statements to be reasonable, there can be no assurance that such expectations will prove to be correct.

Comstock Resources, Inc. is a growing independent energy company based in Frisco, Texas and is engaged in oil and gas acquisitions, exploration and development primarily in Texas and Louisiana.  The Company's stock is traded on the New York Stock Exchange under the symbol CRK.